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The Procter & Gamble Company

(Name of Registrant as Specified in Its Charter)

Trian Fund Management, L.P.
Trian Fund Management GP, LLC
Trian Partners, L.P.

Trian Partners Co-Investment Opportunities Fund, Ltd.
Trian Partners Master Fund, L.P.
Trian Partners Parallel Fund I, L.P.
Trian Partners Master Fund (ERISA), L.P.
Trian Partners Strategic Investment Fund-A, L.P.

Trian Partners Strategic Co-Investment Fund-A, L.P.

Trian Partners Strategic Investment Fund-D, L.P.
Trian SPV (Sub) XII L.P.

Trian Partners Fund (Sub)-G, L.P.

Trian Partners Strategic Fund-G II, L.P.

Trian Partners Strategic Fund-G III, L.P.

Trian Partners Strategic Investment Fund-N, L.P.

Trian Partners Strategic Fund-K, L.P.

Trian Partners Strategic Fund-C, Ltd.

Nelson Peltz

Peter W. May

Edward P. Garden

Clayton C. Daley, Jr.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TRIAN ISSUES WHITE PAPER OUTLINING STRATEGIC INITIATIVES TO REVITALIZE PROCTER & GAMBLE

Analyzes P&G’s Track Record of Underperformance

Presents Trian’s Strategic Initiatives to Regain Lost Market Share

Highlights Nelson Peltz’s Track Record of Value Creation in Consumer Sector

White Paper Available at www.RevitalizePG.com

NEW YORK, September 6, 2017—Trian Fund Management, L.P. (“Trian”), whose investment funds beneficially own approximately $3.5 billion of shares of The Procter & Gamble Company (NYSE: PG) (“P&G” or the “Company”), today issued a White Paper on Procter & Gamble that analyzes its track record of underperformance, presents Trian’s strategic initiatives to regain lost market share and makes clear why it is important for shareholders to elect Nelson Peltz to the P&G Board.

Over the last decade, P&G’s total shareholder return (TSR) has significantly lagged both its peers and the S&P 500.[i] During that time, P&G has had numerous turnaround strategies, portfolio changes and chief executive officers (CEOs), but it is still suffering from the same factors that have led to consistent underperformance: eroding market shares, aging brands with a lack of breakthrough innovations, excessive costs, misaligned executive compensation and a suffocating bureaucracy that Trian believes creates profit-reducing complexity, obscures accountability, slows decision-making and impedes sales growth.[ii] In Trian’s view, P&G has resorted to short-term measures, such as selling brands instead of fixing them, that did not address the root cause of its underperformance.

P&G says it is executing the right plan, but its management compensation plan is tied to unacceptably low three-year goals: only 2.8% organic sales growth through 2019, which is lower than the Company’s own projection of 3-3.5% market growth that was disclosed shortly after the plan goals were established.[iii] Furthermore, despite a productivity plan that promises $12-13 billion of gross savings, P&G’s three-year compensation plan targets only 6% earnings per share (EPS) growth through 2019, which is in the bottom quartile relative to P&G’s peers.[iv] In Trian’s view, these low targets show that P&G has accepted mediocrity and continuing market share losses – and is not pursuing the fundamental changes necessary to restore P&G to its historic industry-leading position.

TRIAN’S STRATEGIC INITIATIVES

Trian strongly believes the primary challenge for P&G has been market share losses – both to traditional competitors as well as to small, mid-size and local competitors who are adapting to industry changes more quickly and effectively. With fragmenting and changing consumer preferences, and a digital ecosystem that has leveled the playing field for brands of all sizes, the retail “moat” that has historically protected shelf space for P&G’s products is diminishing. With Nelson Peltz on the Board, Trian believes the Company can regain lost market share through the following initiatives:

Organize P&G in a way that promotes accountability: Trian believes P&G’s “matrix” organizational structure hurts both accountability and morale. It also hinders timely decision-making and the ability to respond to local market preferences.

•	Trian believes P&G should be organized into three largely autonomous business units under a lean holding company: 1) Beauty, Grooming and Healthcare with revenues of approximately $26 billion; 2) Fabric and Home Care with revenues of approximately $21 billion; and 3) Baby, Feminine and Family Care with revenues of approximately $18 billion.
•	Each of the three business units should have regional leaders with full and clear control of their businesses and the entire profit and loss (P&L) statement for their geography, including sales, marketing, manufacturing, distribution & logistics and G&A (excluding shared services).
•	Each of these P&G business units will be able to operate like nimbler, smaller companies to maximize accountability, bring about faster decision-making and better responsiveness to local trends, all while preserving appropriate and logical synergies between the units.

Ensure P&G’s cost cutting plan actually delivers results: Trian’s analysis shows that the $10 billion of “savings” from P&G’s 2012 productivity plan had no discernible impact on profits or sales growth,[v] and Trian is concerned that P&G’s current $12-13 billion gross cost savings plan will be just as ineffective.

•	The $12-$13 billion targeted by the current plan[vi] must be largely re-directed toward volume-generating investment and operating income growth.
•	In the boardroom, Nelson Peltz will seek to ensure that cost savings plans drive better operating results. With $12-13 billion of gross savings identified, Trian believes P&G should be targeting best-in-class EPS growth and organic sales growth.

Fix the Innovation Machine: Despite spending more on R&D than the vast majority of its peers combined, P&G has failed to create a new meaningful brand in nearly 20 years, while legacy brand innovation has not curtailed market share losses.[vii]

•	As an independent director, Nelson Peltz will propose a Board-led study to understand why P&G is not driving consistent growth via breakthrough product and brand innovation.
•	Nelson Peltz will apply his decades of experience as owner/operator of consumer brands to help the Board – which is currently comprised of independent directors who have almost no Consumer Packaged Goods (CPG) experience – fix the innovation engine and help P&G once again excel at product and brand development.

Develop small, mid-size and local brands: P&G doubled down on its large “proven brands” just as consumer preferences began to shift towards smaller and local brands. Trian believes that P&G’s complex, overly global structure and insular culture did not allow for the success of many of the Company’s small and mid-size brands, which were more on-trend with consumers.

•	P&G must learn to manage and develop high-growth small, mid-sized and local brands that delight the consumer in a way that big brands rarely can.
•	Nelson Peltz has successfully invested in and grown numerous small and mid-size consumer brands. He also helped reinvigorate large multinationals by applying the principles he learned as an owner and operator of those smaller brands. Trian believes this experience would be invaluable to P&G.

Make M&A a growth strategy and core competency: Trian believes P&G’s poor mergers & acquisitions (M&A) track record[viii] is a result of its bureaucratic structure and culture that inherently rejects outsiders. But outsiders can, and often do, come up with great ideas that P&G can take advantage of through M&A, as its peer companies have done in recent years while P&G has sat on the sidelines.

•	Given the growing importance of developing small and mid-sized brands, P&G must become proficient in acquiring and integrating these brands – and then using its research and development (R&D) and marketing clout to take them to the next level. Trian believes addressing P&G’s insular culture will help retain leadership talent at acquired companies, which should contribute to their future success.

Win in Digital: P&G does not appear to be prioritizing a clear strategy to compete in today’s digital ecosystem, relying primarily on third-parties like Amazon and Alibaba. In fact, the Company has been dismissive of both the opportunity and the threat posed by the new digital landscape. Furthermore, P&G cut digital marketing spending in the most recent quarter – an irresponsible decision for a consumer product company that is losing market share, in Trian’s view. P&G’s smaller competitors are doing more with less in digital, and new e-commerce brands are entering the market and threatening P&G’s core businesses – the impact of Dollar Shave Club and Harry’s on Gillette is a prime example.

•	P&G must go on the offensive with its digital capabilities and address this threat by developing more category-specific digital-led strategies, as well as dedicating more resources to this area and bringing in more outside talent with digital and social marketing expertise.

Address P&G’s insular culture: Trian believes P&G’s decade-long record of underperformance relates in large part to its insular culture, which rejects outsiders and new ways of thinking. In Trian’s experience, there is typically a correlation between underperforming companies, such as P&G, and an unwillingness to embrace outside perspectives. According to P&G’s website, none of the 16 Global Business Unit (GBU) or Selling & Market Operation (SMO) Presidents appear to have ever worked outside of P&G, and all have been with the Company for 23 to 37 years.

•	As a Board member, Nelson Peltz would seek to increase external talent, especially in senior operating roles. While Trian is committed to working with David Taylor, future succession planning must be enhanced by giving proper consideration to external candidates from CEO down through the ranks.

Improve corporate governance: The current Board of Directors has overseen years of underperformance while paying management generously – the Board has on average awarded P&G executives nearly 100% of their annual target bonuses, despite consistent market share losses, stagnant EPS growth and weak TSR.[ix] Additionally, the majority of the Board has overseen three CEO changes in the past eight years and all three were internal candidates who had no experience outside of P&G.

•	Nelson Peltz is a recognized leader in corporate governance and was named “one of the most influential people in corporate governance” by the National Association of Corporate Directors (NACD) for three consecutive years (2010-2012).
•	Nelson Peltz will strengthen the P&G Board by adding his significant CPG experience. He will also seek to ensure executive compensation is realigned with shareholders’ interests and linked to market share growth and best-in-class EPS growth.

What Trian is NOT recommending: Nelson Peltz’s only agenda is to improve performance so that P&G can increase returns to all shareholders and create sustainable long-term value. That means Trian is:

•	NOT advocating for the break-up of the Company
•	NOT suggesting that the CEO be replaced
•	NOT seeking to replace any directors
•	NOT advocating taking on excessive leverage
•	NOT seeking to cut pension benefits
•	NOT suggesting that R&D, marketing expense or capital expenditures be reduced
•	NOT seeking cost cuts that could impact product quality
•	NOT suggesting the Company move out of Cincinnati

WHY IT IS IMPORTANT FOR SHAREHOLDERS TO ELECT NELSON PELTZ TO THE P&G BOARD

Nelson Peltz has a long record of being highly collaborative in the boardroom and has developed strong relationships with CEOs and directors he has worked with in the past – even those who initially resisted adding him to the Board. Trian is disappointed that P&G rejected its request for a Board seat without allowing Nelson Peltz to meet with the full Board and without doing proper due diligence on his qualifications – Trian has confirmed that none of the 13 CEOs or Chairs of the boards on which Nelson has served were contacted by P&G for a reference as of mid-August 2017 (several months after P&G turned down his request for a Board seat). P&G’s advisors have now resorted to public relations rhetoric and misleading statements to shareholders to denigrate Nelson Peltz’s track record and intentions.

Should Nelson Peltz be elected to a seat on P&G’s Board at its October 10 Annual Meeting, his first action as a director would be to propose that the Board immediately re-appoint to the Board the current director who was not re-elected. That means P&G shareholders are NOT being asked to choose between Nelson Peltz OR the Company’s existing Board. Shareholders are simply being asked to decide whether to add Nelson Peltz to the existing Board.

If elected, Nelson Peltz would be one voice out of 12 in the P&G boardroom, and he will only be able to implement Trian’s strategic initiatives if he can persuade other directors through the “power of the argument” that his approach is the correct one. He is open-minded and receptive to superior ideas, regardless of their source, and has demonstrated his ability to “course correct” if there is new information that requires it.

Given that Trian is one of P&G’s largest shareholders, Nelson Peltz will be a motivated independent director with a laser focus on long-term sustainable shareholder value creation that can accelerate positive change – as he has done with many other consumer companies over the past 40 years. If P&G thrives, Cincinnati and all P&G stakeholders will prosper. Trian’s goal is to ensure that the local community as well as shareholders reap the full benefits of the revitalization of P&G.

Trian urges P&G shareholders to vote “FOR” Nelson Peltz on the WHITE proxy card today.

Trian’s White Paper can be viewed in its entirety at www.RevitalizePG.com.

About Trian Fund Management, L.P.

Founded in 2005 by Nelson Peltz, Ed Garden and Peter May, Trian Fund Management, L.P. is a highly engaged shareowner that seeks to invest in high quality but undervalued and underperforming public companies and to work collaboratively with management teams and boards of those companies to execute operational and strategic initiatives designed to drive long-term sustainable earnings growth for the benefit of all stakeholders.

Media Contacts:

Anne A. Tarbell

(212) 451-3030

atarbell@trianpartners.com

George Sard / Margaret Popper / Kelsey Markovich

Sard Verbinnen & Co

(212) 687-8080

GSard@sardverb.com / MPopper@sardverb.com / KMarkovich@sardverb.com

 The views expressed in this press release represent the opinions of Trian Fund Management, L.P. (“Trian”) and certain of the funds and investment vehicles it manages (collectively, Trian with such funds, “Trian Partners”), and are based on publicly available information with respect to The Procter & Gamble Company (the “Company”). Trian Partners recognizes that there may be confidential information in the possession of the Company that could lead it to disagree with Trian Partners’ conclusions. Trian Partners reserves the right to change any of its opinions expressed herein at any time as it deems appropriate and disclaims any obligation to notify the market or any other party of such change. Trian Partners disclaims any obligation to update the information or opinions contained in this press release.

Certain financial projections and statements made herein have been derived or obtained from filings made with the Securities and Exchange Commission (“SEC”) or other regulatory authorities and from other third party reports. Neither Trian Partners nor any of its affiliates shall be responsible or have any liability for any misinformation contained in any statement by any third party or in any SEC or other regulatory filing or third party report. Select figures presented in this press release have not been calculated using generally accepted accounting principles (“GAAP”) and have not been audited by independent accountants. Such figures may vary from GAAP accounting in material respects and there can be no assurance that the unrealized values reflected within such materials will be realized. Nothing in this press release is intended to be a prediction of the future trading price or market value of securities of the Company. There is no assurance or guarantee with respect to the prices at which any securities of the Company will trade, and such securities may not trade at prices that may be implied herein. The estimates, projections and potential impact of the opportunities identified by Trian Partners herein are based on assumptions that Trian Partners believes to be reasonable as of the date of this press release, but there can be no assurance or guarantee that actual results or performance of the Company will not differ, and such differences may be material.

This press release is provided merely as information and is not intended to be, nor should it be construed as, an offer to sell or a solicitation of an offer to buy any security. This press release does not recommend the purchase or sale of any security. Funds managed by Trian currently beneficially own shares of the Company. These funds are in the business of trading – buying and selling– securities and intend to continue trading in the securities of the Company. You should assume such funds will from time to time sell all or a portion of their holdings of the Company in open market transactions or otherwise, buy additional shares (in open market or privately negotiated transactions or otherwise), or trade in options, puts, calls, swaps or other derivative instruments relating to such shares. However, neither Trian Partners nor the other Participants or any of their respective affiliates has any intention, either alone or in concert with another person, to acquire or exercise control of the Company or any of its subsidiaries.

Cautionary Statements Regarding Forward-Looking Statements

This press release contains forward-looking statements. All statements contained in this press release that are not clearly historical in nature or that necessarily depend on future events are forward-looking, and the words “anticipate,” “believe,” “expect,” “potential,” “could,” “opportunity,” “estimate,” “plan,” and similar expressions are generally intended to identify forward-looking statements. The projected results and statements contained in this press release that are not historical facts are based on current expectations, speak only as of the date of this press release and involve risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such projected results and statements. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of Trian Partners. Although Trian Partners believes that the assumptions underlying the projected results or forward-looking statements are reasonable as of the date of this press release, any of the assumptions could be inaccurate and therefore, there can be no assurance that the projected results or forward-looking statements included in this press release will prove to be accurate and therefore actual results could differ materially from those set forth in, contemplated by, or underlying those forward-looking statements. In light of the significant uncertainties inherent in the projected results and forward-looking statements included in this press release, the inclusion of such information should not be regarded as a representation as to future results or that the objectives and strategic initiatives expressed or implied by such projected results and forward-looking statements will be achieved. Trian Partners will not undertake and specifically disclaims any obligation to disclose the results of any revisions that may be made to any projected results or forward-looking statements in this press release to reflect events or circumstances after the date of such projected results or statements or to reflect the occurrence of anticipated or unanticipated events.

Additional Information

Trian Partners, together with the other participants (collectively, the "Participants") identified in the definitive proxy statement (the "Proxy Statement") filed by Trian Partners and the other Participants on Schedule 14A with the SEC on July 31, 2017, are participants in the solicitation of proxies in connection with the 2017 annual meeting of shareholders of the Company, including any adjournments or postponements thereof or any special meeting that may be called in lieu thereof (the "2017 Annual Meeting"). Shareholders are advised to read the Proxy Statement, accompanying proxy card and any other documents related to the solicitation of shareholders of the Company in connection with the 2017 Annual Meeting because they contain important information, including additional information relating to the Participants as well as a description of their direct or indirect interests by security holdings. These materials and other materials filed by Trian Partners and the other Participants in connection with the solicitation of proxies are available at no charge at the SEC’s website at www.sec.gov. The Proxy Statement and other relevant documents filed by Trian Partners and the other Participants with the SEC are also available, without charge, by directing a request to Trian Partners’ proxy solicitor, Innisfree M&A Incorporated, 501 Madison Avenue, 20th Floor, New York, New York 10022 (shareholders call toll-free: (877) 750-8338; bankers and brokers call collect: (212) 750-5833; or email: material@innisfreema.com (Requests for materials only)).

Notes

___________________________

[i] Source: Capital IQ. P&G’s total shareholder return (93%) has trailed that of the S&P 500 (97%) and the Company’s peers (210%) over the last ten years measured through June 15, 2017, one day before rumors surfaced of Trian seeking P&G Board representation. Trian considers the Company’s peers to include Beiersdorf, Church & Dwight, Clorox, Colgate, Edgewell Personal Care, Henkel, Kimberly-Clark, L’Oreal, Reckitt Benckiser and Unilever. Trian believes this peer group is relevant because each is domiciled in the United States or Europe, has a significant market capitalization and generates a significant portion of its sales in categories in which P&G competes.

[ii] See the presentation titled “Revitalize P&G Together” (Trian’s White Paper) being filed under cover of Schedule 14A with the Securities and Exchange Commission on September 6, 2017, which is also available at www.RevitalizePG.com, for more information regarding the Company’s track record of underperformance.

[iii] According to the Company’s 2017 definitive proxy statement, the Company’s Performance Stock Program (a long-term incentive program for compensating senior management) targets organic sales growth of 2.8% from July 1, 2016 until June 30, 2019. At the P&G 2016 Analyst Day held on November 18, 2016, David Taylor stated that P&G’s markets “are growing somewhere between 3% and 3.5%”.

[iv] The Company’s Performance Stock Program targets earnings per share growth of 6.0% from July 1, 2016 until June 30, 2019. This target translates into bottom quartile EPS growth versus P&G’s peers based on Capital IQ consensus estimates as of June 30, 2016.

[v] Source: SEC filings. P&G announced a goal to reduce costs by $10 billion by 2016 at the Consumer Analyst Group of New York Conference held on February 23, 2012. Although the Company has said that approximately $7 billion of the $10 billion in realized cost savings were offset by foreign exchange losses and the remaining $3 billion of cost savings were reinvested in the business (see statements made by the Company at the Deutsche Bank Global Consumer Conference held on June 16, 2016), we have not found evidence that such reinvestment drove sales or operating profit growth. From FY2012 through FY2016, the Company grew sales volumes at a compound annual growth rate of 0.6% and grew operating profit at a compound annual growth rate of -0.1%.

[vi] P&G identified an additional savings opportunity of up to $13 billion at the Deutsche Bank Global Consumer Conference held on June 15, 2017.

[vii] Source: SEC filings. During its most recent fiscal year, P&G spent more on research and development than Henkel, Kimberly-Clark, Colgate-Palmolive, Beiersdof, Reckitt Benckiser, Clorox, Church & Dwight, and Edgewell Personal Care, combined. According to the Company website, the last “Top” Brand (as such term is used by the Company on its website) created by P&G was Swiffer, nearly 20 years ago.

[viii] Source: SEC filings. P&G’s significant acquisitions over the past two decades include Gillette, IAMS, Clairol, Wella Professional and Fekkai. Four of the five have been sold (IAMS, Clairol, Wella, and Fekkai). P&G continues to own Gillette, but it has lost significant market share during the course of P&G’s ownership.

[ix] According to the Company’s definitive proxy statements, P&G’s average annual bonus payout to named executive officers was 98% of target over the past five years, and 101% of target over the past 10 years.